EXHIBIT 99.2

Press Release	Source: ISTA Pharmaceuticals, Inc.

ISTA Pharmaceuticals Launches ISTALOL(TM) in the United States

Thursday July 29, 7:00 am ET

Sales Force Fully Trained, Entering Field Next Week

IRVINE, Calif., July 29 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA - News) today announced the U.S. market launch of ISTALOL(TM), a once-a-day liquid formulation of timolol, for the treatment of glaucoma. First shipments to wholesalers and warehousing chains will occur within the next week. ISTA further announced that it has completed the training of a dedicated, 28-person sales force recruited by Ventiv Health, Inc. Under the direction of ISTA’s senior sales and marketing team, this sales force will begin detailing ISTALOL(TM) to glaucoma specialists and ophthalmologists next week.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA stated, “We are ahead of schedule in launching this product, which is testimony to the teams at ISTA and its partners and their ability to come together and make this happen. The quality of the sales force is extraordinary, consisting of highly experienced sales representatives, many of whom have invaluable background in the ophthalmology market.”

ABOUT ISTALOL(TM)

ISTALOL(TM) is a once-daily, topical solution of timolol, a beta-blocking agent for the treatment of glaucoma. ISTA holds exclusive marketing rights to ISTALOL(TM) in the United States under an agreement with Senju Pharmaceutical Co., Ltd., which developed the product in Japan. Senju is a leading Japanese ophthalmic pharmaceutical company with a pipeline of innovative drugs.

According to data compiled by NDC Health, ISTA estimates that U.S. ophthalmic beta-blocker sales currently exceed $170 million per year, with over 4.4 million prescriptions written annually. Advantages of ISTALOL(TM) include enhanced corneal penetration, as demonstrated in animal studies, and once-daily administration. Other formulations of timolol currently on the market are commonly prescribed as twice-daily solutions or gel formulations. Gel formulations, in particular, have been shown to cause blurring of patients’ vision.

ISTALOL(TM) is a branded, patent-protected product. ISTA believes that ISTALOL(TM) may be eligible to receive certain FDA statutory exclusivity rights and therefore, if granted by FDA, ISTALOL(TM) will not be immediately substitutable by any of the generic timolol products currently on the market.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. In addition to launching ISTALOL(TM), ISTA is currently preparing to launch its second product approved by the FDA, Vitrase® for use as a spreading agent. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by developing or acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: risks and uncertainties related to the timing or outcome of ISTA’s product development efforts and the FDA or other regulatory agency approval or actions; uncertainties and risks related to the development and implementation of ISTA’s manufacturing, sales, marketing and distribution capabilities; uncertainties and risks regarding the timely performance by ISTA’s partners of their respective obligations under existing agreements; uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; risks related to the availability of finished products and raw materials from third party sources in sufficient quantities and on commercially reasonable terms; the scope, validity and enforceability of ISTA’s patents and the impact of patents and other intellectual property rights held by third parties; risks related to product liability claims; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004.

Source: ISTA Pharmaceuticals, Inc.

CONTACT: Lauren Silvernail of ISTA Pharmaceuticals, +1-949-788-5302, silvernail@istavision.com; Media - Justin Jackson, jjackson@burnsmc.com, or Investors - Lisa Burns or Aline Schimmel, aschimmel@burnsmc.com, all of Burns MClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./

/ First Call Analyst: /

/ FCMN Contact: mronan@burnsmc.com /

/ Web site: http://www.istavision.com /

(ISTA)